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                                                                    EXHIBIT 16.3

              [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]


January 11, 1999

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Vesta Insurance Group, Inc. and, under date of March 27, 1998, except as to Note B, which is as of August 19, 1998, we reported on the consolidated financial statements of Vesta Insurance Group, Inc. and subsidiaries ("Vesta") as of December 31, 1997 and 1996 and for the three-year period ended December 31, 1997. On December 18, 1998 we were notified that our appointment as principal accountants was terminated.

We have read Vesta's statements included under Item 4 of its Form 8-K dated December 18, 1998 and, except as noted below, we agree with Vesta's statements included thereunder.

     1. With respect to paragraph one of Item 4, we are not in a position to agree or disagree with Vesta's statement that its Board of Directors adopted a resolution authorizing the Chairman of the Audit Committee, in his discretion, (i) to dismiss KPMG Peat Marwick LLP ("KPMG") as the Company's independent accountants, effective with management's notification of KPMG of such dismissal and (ii) concurrently with such dismissal, to engage PricewaterhouseCoopers LLP ("PWC") as the Company's independent accountants for the fiscal year ending December 31, 1998.

     2. With respect to paragraph two of Item 4, we are not in a position to agree or disagree with Vesta's statement that PWC was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Vesta's financial statements.

     3. With respect to paragraph four of Item 4, we do not agree with such statements as it pertains to disagreements arising in the interim periods subsequent to December 31, 1997. We call your attention to our letters addressed to Vesta's Audit Committee and Board of Directors dated November 18, 1998 and December 3, 1998, attached as exhibits to Vesta's December 18, 1998 Form 8-K, which identified two disagreements. The disagreements related to accrued contingent commission payables and intercompany transfers was resolved to our satisfaction.


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Securities and Exchange Commission
January 11, 1999
Page 2

         The second disagreement regarding the presentation of certain income statement data for the three and nine months ended September 30, 1998 in Form 10Q was not resolved to our satisfaction. Please note that the transmission of our December 3, 1998 letter, attached as an exhibit to Vesta's Form 8-K, contains two typographical errors. We are attaching copies of the original letters as exhibits to this letter.

Additionally, subsequent to December 3, 1998, we were informed that Vesta accounted for a certain reinsurance contract in the September 30, 1998 financial statements which was in process of negotiation. We have been informed by Vesta that Vesta terminated negotiations related to the subject reinsurance contract and will now be required to account for the results under this contract differently from that presented in the September 30, 1998 financial statements. Vesta management has stated to us that the impact of such revisions is not material to the September 30, 1998 financial statements. Prior to our termination, we were not provided with any analysis measuring the impact of such revisions. Therefore, we are unable to agree or disagree with Vesta management's conclusion regarding the accounting for this reinsurance contract at September 30, 1998.

Very truly yours,

                                       KPMG Peat Marwick LLP